Exhibit 10.4

EMPLOYMENT AGREEMENT

between

SWITCH & DATA MANAGEMENT COMPANY LLC

and

WILLIAM F. ROACH, JR.

ARTICLE 1 DEFINITIONS; CONSTRUCTION		1

1.1	Definitions	1

1.2	Construction	1

ARTICLE 2 EMPLOYMENT AND DUTIES		1

2.1	Employment	1

2.2	Position	1

2.3	Duties and Services	2

2.4	Duty of Loyalty	2

ARTICLE 3 STATED TERM AND TERMINATION OF EMPLOYMENT		2

3.1	Stated Term	2

3.3	The Employee’s Right to Terminate	3

3.4	Effect of Termination	4

ARTICLE 4 COMPENSATION AND BONUSES		5

4.1	Compensation	5

4.2	No Bonus	5

4.3	Benefits	5

ARTICLE 5 PROTECTION OF INFORMATION		5

5.1	Disclosure to and Property of the Company	5

5.2	Disclosure to the Employee	6

5.3	No Unauthorized Use or Disclosure	6

5.4	Ownership by the Company	7

5.5	Assistance by the Employee	7

5.6	Remedies	7

ARTICLE 6 STATEMENTS CONCERNING THE COMPANY		7

ARTICLE 7 MISCELLANEOUS		8

7.1	Notices	8

7.2	Applicable Law	8

7.3	No Waiver	8

7.4	Severability	9

7.5	Counterparts	9

7.6	Withholding of Taxes and Other Employee Deductions	9

7.7	Venue	9

7.8	Headings	9

7.10	Assignment	9

7.11	Amendment; Entire Agreement	9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Switch & Data Management Company LLC, a Delaware limited liability company (the “Company”), and William F. Roach, Jr. (the “Employee”) effective as of July 1, 2006 (the “Effective Date”).

BACKGROUND

the Company desires to continue to employ the Employee, and the Employee desires to continue to be employed by the Company, in each case, on the terms and conditions of this Agreement. Accordingly, in consideration of the employment by the Company, and of the compensation and other remuneration to be paid by the Company to the Employee for such employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Employee, the Company and the Employee agree as follows:

TERMS

ARTICLE 1

DEFINITIONS; CONSTRUCTION

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings as defined in the body of this Agreement.

1.2 Construction. Unless the context requires otherwise: (a) references to Articles and Sections refer to articles and sections of this Agreement; (b) references to Exhibits and Schedules are to exhibits and schedules attached to this Agreement, each of which is made apart of this Agreement for all purposes; and (c) references to money refer to legal currency of the United States of America.

ARTICLE 2

EMPLOYMENT AND DUTIES

2.1 Employment. Subject to the terms of this Agreement, the Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, beginning as of the Effective Date and continuing until the last day of the Stated Term set forth in Section 3.01 unless earlier terminated or extended in accordance with this Agreement (such period of employment being referred to herein as the “Term”).

2.2 Position. During the Term, the Employee shall serve as a Senior Vice President-Sales of the Company. The Employee acknowledges that the Company is a management company affiliated with Switch & Data Facilities Company, Inc. (the “Parent”) and that the Employee’s duties under this Agreement will involve services on behalf of the Company, Parent and the Parent’s subsidiaries (collectively, the “Switch & Data Group”).

2.3 Duties and Services. The Employee shall perform diligently and to the best of his abilities the duties and services appertaining to the office referred to in Section 2.2, as well as such additional duties and services appropriate to such office that the Board of Directors of the Company (the “Board”) or the Chief Executive Officer may determine from time to time. The Employee’s employment shall also be subject to the policies maintained and established by the Board, as the same may be amended from time to time. In furtherance of the foregoing, the Employee shall devote his full business time, energy and efforts to the business and affairs of the Company and its affiliates and shall not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Board, which consent may be withheld by the Board in its sole discretion. The foregoing notwithstanding, the parties recognize and agree that the Employee may engage in passive personal investments and other business activities that do not conflict with the business and affairs of the Company or interfere with the Employee’s performance of his duties hereunder.

2.4 Duty of Loyalty. The Employee acknowledges and agrees that the Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and the Switch & Data Group and to do no act that would injure the business, interests or reputation of the Company or any member of the Switch & Data Group. In keeping with these duties, the Employee shall make full disclosure to the Board of all business opportunities pertaining to the Company’s business and shall not appropriate for the Employee’s own benefit any such business opportunities.

ARTICLES 3

STATED TERM AND TERMINATION OF EMPLOYMENT

3.1 Stated Term. The stated term (the “Stated Term”) of this Agreement shall commence on the Effective Date and end on December 31, 2007 or at such later time as contemplated by the following sentence. On January 1 of each year, beginning on January 1, 2008, the Stated Term shall automatically be extended for a period of one year unless either party gives written notice to the other party on or before December 1 of the preceding year. For example, in order to avoid any doubt, notice of termination must be given on before December 1, 2007 or the Stated Term shall automatically be extended to December 31, 2008

3.2 The Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Employee’s employment shall terminate prior to the expiration of the Stated Term as follows:

(a) the Employee’s employment shall automatically terminate upon the Employee’s death; and

(b) the Company shall have the right to terminate the Employee’s employment at any time for any of the following reasons:

(i) failure by the Employee, by reason of illness, incapacity or other disability, to perform his duties or fulfill his obligations under this Agreement in the view of the Company and as certified in writing by a competent medical physician chosen by the Company, for a cumulative total of 180 days in any 12-month period (“Totally Disabled”);

(ii) for Cause; or

(iii) for any reason not described in Section 3.2(a) or 3.2(b)(i) or (ii) (“Without Cause Termination ”).

(c) for the purposes of this Agreement “Cause” shall mean that the Employee (i) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (ii) has been indicted with respect to a felony offense, or a criminal information has been returned with respect to a misdemeanor offense, (iii) has willfully refused to perform the duties and responsibilities required of him hereunder, (iv) has materially breached any then-current Company policy or code of conduct established by the Company, which policy or code of conduct was provided to the Employee prior to such breach, (v) has willfully engaged in conduct that is materially injurious to the Company or any of its affiliates, (vi) has breached any material provision of this Agreement that, if correctable, remains uncorrected for 30 days following written notice to the Employee by the Company of such breach or (vii) has voluntarily resigned.

3.3 The Employee’s Right to Terminate. The Employee may terminate his employment hereunder for Good Reason at any time during the Term, in which event the Employee shall resign from all of his positions with the Company. For purposes of this Agreement, “Good Reason” shall mean any of the following should they occur without the Employee’s prior consent:

(a) The assignment to the Employee by the Company of duties significantly inconsistent with the Employee’s position designated in Section 2.2, or any significant reduction or significant change in either position, stature, or job function, except in connection with the termination of employment for Cause or in connection with the termination of employment by reason of the Employee becoming Totally Disabled; provided, that “Good Reason” shall not occur pursuant to this Section 3.3(a) unless and until such assignment, significant reduction or significant change remains uncorrected for 30 days following written notice to the Company by the Employee of same;

(b) A reduction by the Company in the Base Salary or to make the other payments required to be made to the Employee under Section 4.1 of this Agreement (if any) or to provide benefits due to be received by the Employee, in each case in violation of this Agreement; provided, that “Good Reason” shall not occur pursuant to this Section 3.3(b) unless and until such reduction of Base Salary or the failure to make the other payments required to be made to the Employee under Section 4.1 of this Agreement (if any) or provide required benefits remains uncorrected for 30 days following written notice to the Company by the Employee of same; or

(c) Unless consented to by the Employee, the Company ceases to engage in the business of providing colocation and ancillary services by reason of an action taken by a majority of the Board.

3.4 Effect of Termination.

(a) If the Employee’s employment shall terminate upon the expiration of the Stated Term, then all compensation, and benefits to the Employee not yet accrued hereunder shall terminate contemporaneously with the expiration of the Stated Term.

(b) If the Employee’s employment shall terminate prior to the expiration of the Stated Term, then, upon such termination, regardless of the reason therefor, all compensation and benefits to the Employee not yet accrued hereunder shall terminate contemporaneously with the termination of this Agreement; provided, that upon any Without Cause Termination or any termination for Good Reason, the Company shall continue to pay the Employee the Base Salary for a period of six months after such termination. Such installments shall be made at such times as the Company would have paid had the Employee been continuously employed during such six-month period.

(c) In light of the difficulties in estimating the damages for an early termination of this Agreement, the Company and the Employee hereby agree that the payments, if any, to be received by the Employee pursuant to this Section 3.4 shall be received by the Employee as liquidated damages, and the Employee shall not have any right to any other payment or damages except for such liquidated damages.

(d) In the event this Agreement is terminated and the Company is obligated to make payments pursuant to this Section 3.4, the Employee hereby releases and waives any and all claims against the Company, its subsidiaries, and their respective officers, directors, employees, agents, or representatives, stockholders and any Affiliate relating to this Agreement and to his employment and, as a condition to receiving salary continuation or severance payments, the Employee will enter into and deliver to the Company a separate release and waiver in a form reasonably satisfactory to the Company to further evidence such release and waiver; provided, that such release shall not include a release of any claims that may arise in favor of the Employee as a result of the Company’s failure to pay the Employee any salary continuation or severance payments due to the Employee pursuant to this Section 3.4 after the date the Employee enters into such release and waiver.

(e) For purposes of this Agreement, “Affiliate” shall mean any other person or entity (i) that is directly or indirectly controlled by the person or entity in question, (ii) that directly or indirectly controls the person or entity in question, or (iii) that directly or indirectly is under common control with the person or entity in question. For purposes of the foregoing definition, (x) a person or entity controls another entity if it or he directly or indirectly owns, or has the right to vote, at least 20% of the beneficial interests in the entity or if through other agreements (e.g., management agreement) has the right to control the policies of such entity; (y) indirect control includes control held through one or more tiers of subsidiary or intervening entities (such as corporations, partnerships, trusts, or limited liability companies); and (z) “control” includes the ability, directly or indirectly, to direct the management or policies of such entity, whether through the ownership of voting rights, pursuant to a contract, or otherwise.

ARTICLE 4

COMPENSATION AND BONUSES

4.1 Compensation. During the Term, the Employee shall be entitled to a Base Salary of $16,666.66 per month and to such additional compensation as determined pursuant to the commission plan attached to this Agreement as Exhibit A (the “Initial Plan”). On or before December 1, 2007, in the event the Stated Term is to be extended, the Initial Plan shall be amended by a written agreement (an “Amended Plan”) between the parties. This amendment shall take into account a number of objectives developed by the Chief Executive Officer and/or the Company’s Compensation Committee. In each subsequent year, if the Stated Term is to be extended, the parties shall amend the relevant Amended Plan in writing. If no agreement is reached on an amendment to the Initial Plan or to an Amended Plan, then such Initial Plan or Amended Plan, as the case may be, shall remain in full force and effect until it is amended in writing by the parties.

4.2 No Bonus. During the Term, except as set forth on Exhibit A, the Employee shall not be entitled to a bonus, unless he is specifically included by the Board in a particular bonus program.

4.3 Benefits. During the Term, the Employee shall be eligible for participation in and to receive all benefits under employee benefit plans (as described or defined in Section 3(3) of ERISA), practices, policies and programs of the Company as may be in effect from time to time for other similarly situated employees of the Company including vacations (25 days of paid vacation per calendar year during the Term) and sick leave in accordance with the Company’s then current policy for its executives. Notwithstanding anything to the contrary in this Agreement, the Company shall have the right to amend or terminate any of the Company’s employee benefit plans (including its health, dental, life, accidental death and dismemberment, short term disability or long term disability welfare plans) so long as such amendment or termination adopted during any period in which the Employee is receiving benefits under any such plan is similarly applicable to senior executives of the Company generally. This Section 4.3(a) shall not entitle the Employee to benefits that are covered more specifically in other Sections of this Agreement (such as salary continuation, which have been agreed upon specifically and reflected in this Agreement in such manner.)

ARTICLE 5

PROTECTION OF INFORMATION

5.1 Disclosure to and Property of the Company. All information, designs, ideas, concepts, improvements, product developments, discoveries, and inventions, whether patentable. or not, which are conceived, made, developed, or acquired by the Employee, individually or in conjunction with others, during the Term (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its Affiliates’ business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company and its Affiliates. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company or its Affiliates. Upon termination of the Employee’s employment by the Company for any reason, the Employee shall promptly deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

5.2 Disclosure to the Employee. The Company may disclose to the Employee, or place the Employee in a position to have access to or develop, Confidential Information and Work Product of the Company or its Affiliates.

5.3 No Unauthorized Use or Disclosure. The Employee agrees that he will preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its Affiliates, and will not, at any time during or after the Employee’s employment by the Company, make any unauthorized disclosure of, and will use his best efforts to prevent the removal from the Company premises of, Confidential Information or Work Product of the Company or its Affiliates, or make any use thereof, in each case, except in the carrying out of the Employee’s responsibilities hereunder. The Employee shall inform all persons or entities to whom any Confidential Information shall be disclosed by him in accordance with this Agreement about the confidential nature of such Confidential Information, and the Employee shall ensure that such Confidential Information is identified as being confidential, and shall call such identifying mark to such recipient’s attention. The Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and the Employee is making such disclosure, the Employee shall provide the Company with prompt notice of such requirement, and shall use his commercially reasonable efforts to give such notice prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, the Employee agrees to deliver to the Company, at any time during the Term, or thereafter, all Confidential Information which he may possess or control. The Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by him during the Term, as between the Employee and the Company, exclusively belongs to the Company (and not to the Employee), and the Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of the Employee’s obligations under this Section. As a result of the Employee’s employment by the Company, the Employee may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its Affiliates. The Employee also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work

Product to the same extent, and on the same basis, as the Company’s Confidential Information and Work Product.

5.4 Ownership by the Company. If, during the Employee’s employment by the Company, the Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business products, or services, whether such work is created solely by the Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by the Employee in the scope of the Employee’s employment; or, if the work is not prepared by the Employee within the scope of the Employee’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If such work is neither prepared by the Employee within the scope of the Employee’s employment nor a work specially ordered that is deemed to be a work made for hire, then the Employee hereby agrees to assign, and by these presents does assign, to the Company all of the Employee’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5 Assistance by the Employee. Both during the period of the Employee’s employment by the Company and thereafter, the Employee shall assist the Company and its nominee, at any time, in the protection of the Company’s or its Affiliates worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries, all as may be requested by the Company from time to time.

5.6 Remedies. The Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by the Employee, and the Company or its affiliates shall be entitled to enforce the provisions of this Article 5 by terminating payments then owing to the Employee under this Agreement and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Employee and his agents.

ARTICLE 6

STATEMENTS CONCERNING THE COMPANY

The Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about the Company, any of its Affiliates or any of such entities’ officers, employees and consultants, agents or representatives that are slanderous, libelous or defamatory; or that disclose private or confidential information about the Company, any of its Affiliates or any of such entities’

business affairs, officers, employees and consultants, agents or representatives; or that constitute an intrusion into the seclusion or private lives of any officers, employees and consultants, agents or representatives of the Company or any of its Affiliates; or that give rise to unreasonable publicity about the private lives of any officers, employees and consultants, agents or representatives of the Company or any of its Affiliates; or that place the Company, any of its Affiliates, or any of such entities’ officers, employees and consultants, agents or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of the Company, any of its Affiliates or any of such entities’ officers, employees and consultants, agents or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and its Affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE 7

MISCELLANEOUS

7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:	Switch & Data Management Company LLC
1715 North Westshore Boulevard Suite 650
Tampa, Florida 33607
Attention: General Counsel

With a copy to:	Holland & Knight LLP
100 North Tampa Street Suite 4100
Tampa, Florida 33602
Attention: Robert J. Grammig

If to the Employee to:	Mr. William F. Roach, Jr.
24020 Oak Knoll Circle
Los Altos Hills, CA 94022

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

7.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Florida.

7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Severability. To the extent permitted by applicable law, the Company and the Employee hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified, but only to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Company and the Employee’s bargain hereunder. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that term or provision shall not affect the validity or enforceability of any other term or provision of this Agreement, and all other terms or provisions shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

7.7 Venue. Any dispute arising out of or related to this Agreement, shall be brought solely in the appropriate state court in Hillsborough County, Florida or the United States District Court for the Middle District of Florida, Tampa Division and the parties acknowledge that such courts are the exclusive appropriate venues for any such actions. All parties accept the jurisdiction of such courts. Notwithstanding the above, the Company shall have the right to enforce Articles 5 and 6 of this Agreement in any court having jurisdiction over the Employee.

7.8 Headings. The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, the singular number includes the plural and vice-versa, “or” has the inclusive meaning identified with the phrase “and/or,” and “including” has the inclusive meaning frequently identified with the phrase “but not limited to.”

7.10 Assignment. This Agreement shall automatically be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

7.11 Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by both parties. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of the Employee by the Company and supersedes any and all prior agreements regarding its subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

COMPANY:

SWITCH & DATA MANAGEMENT COMPANY LLC

By:	/s/ Keith Olsen
Keith Olsen Chief Executive Officer

EMPLOYEE:

/s/ William F. Roach, Jr.
William F. Roach, Jr.

EXHIBITA

COMMISSION PLAN

See attached.

Switch and Data

2006 Commission Plan for Senior Vice President Sales (SVP)

2006 Goals:

•	Manage existing revenue base and continue to grow customer relationships

•	Exceed corporate revenue goals and meet strategic business objectives

Exhibits

Exhibit A:   Revenue Assignment as of January 1, 2006 (subject to change)

Exhibit B:   Revenue Payout Matrix

2006 Plan Details

The 2006 Commission Plan is effective January 1, 2006.

Quota Determination

•	The Quota is based on the 2006 Budgeted Revenue Plan.

The Senior Vice President will be eligible for a base salary plus variable compensation.

The Variable Compensation Payout Structure is based on the following:

•	75% based on Invoiced Revenue (including credits, billed NRC, etc and paid monthly). This plan component is “Year to Date”. Monthly commissions will be paid out according to the 2006 Revenue Payout Matrix (Exhibit B)

•	25% Management Objectives

Management Objectives

• Participation	16%	paid quarterly
Q1(10) Q2(15) Q3(15) Q4(20)

• Average Revenue Per Unit (ARPU)	7%	paid quarterly

• Customer Satisfaction (Sales)	7%	annual

Min/Max payment – The January and February 2006 commissions payments will be reviewed and held to a minimum or maximum commission payment due to the nature of the YTD plan and allowing for possible ‘jump off’ miscalculations – all RVPs will receive the tier specific minimum payment as outlined in the 2006 RVP Compensation Payout Matrix or a tier specific maximum payment which represents 105% of plan.

Target Account Program

The Target Account Program (TAP) is a list of targeted accounts that have been identified as potential Switch and Data customers. Each National Account Manager will receive compensation for successful execution of a qualified Sales Order from the “Target Account” Company. The status will be reviewed and paid quarterly in accordance with the schedule detailed within the NAM Payout Matrix. As Target Accounts become customers, new companies will be added to the individual NAMs list.

General Terms and Conditions

•	Commission payments are paid within 45 days following the applicable period earned.

•	Chargebacks and credits will be included in Invoiced Revenue.

•	Settlement fees, taxes and other government fees are excluded from Invoiced Revenue.

•	Compensation plan is subject to change upon management discretion.

1715 N. Westshore Blvd

Suite 650

Tampa, FL 33607

813.207.7700 phone